UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  ------------


                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 21, 2004


                              HARTMARX CORPORATION
               (Exact name of registrant as specified in charter)


          DELAWARE                    1-8501                 36-3217140
(State or other jurisdiction       (Commission             (IRS Employer
      of incorporation)             File Number)         Identification No.)


                             101 North Wacker Drive
                            Chicago, Illinois 60606
              (Address of principal executive offices) (Zip Code)


                                 (312) 372-6300
              (Registrant's telephone number, including area code)


                                      N/A
         (Former Name or Former Address, if Changed Since Last Report)



ITEM 12.   Results of Operations and Financial Condition.

                  On January 21, 2004, Hartmarx Corporation (the "Company") issued the press release attached hereto as Exhibit 99.1.

                  The information furnished pursuant to this Current Report on Form 8-K (including the exhibit hereto) shall not be considered "filed" under the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into future filings by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth in such future filing that such information is to be considered "filed" or incorporated by reference therein.



                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        HARTMARX CORPORATION


                                        By:  /s/ Taras R. Proczko
                                             -------------------------------
                                             Taras R. Proczko
                                             Senior Vice President
Dated: January 21, 2004


EXHIBIT LIST


Exhibit Number    Description
---------------------------------

   99.1           Press Release dated January 21, 2004

                                                                 EXHIBIT 99.1

FOR IMMEDIATE RELEASE                  Contact: Erin Gaffney 212-840-4771
                                       Web Site: www.hartmarx.com



          HARTMARX REPORTS SIGNIFICANTLY HIGHER 2003 ANNUAL EARNINGS; ANTICIPATES ANOTHER YEAR OF STRONG EARNINGS IMPROVEMENT IN 2004


CHICAGO, January 21, 2004 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its fourth quarter and year ended November 30, 2003. Full year sales were $561.8 million compared to $570.3 million in 2002. Net earnings improved to $8.7 million or $.26 per basic share and $.25 per diluted share in 2003 compared to net earnings of $.9 million or $.02 per basic and diluted share last year. Fourth quarter results in 2003 reflected revenues of $151.5 million and net earnings of $3.1 million or $.09 per basic and diluted share. Last year's fourth quarter revenues were $151.1 million with earnings per basic and diluted share of $.08.

         Homi B. Patel, president and chief executive officer of Hartmarx, commented, "In April this year, at our Stockholders' meeting, we announced three financial goals for 2003. We are pleased that we achieved all three. First, we had a significant improvement in earnings per share from $.02 in 2002 to $.25, exceeding First Call's original estimate by $.02. Second, debt was reduced by $19.0 million from a year ago exceeding our $15.0 million goal. Year-end debt of $104.4 million is at its lowest level in well over a decade. Finally, we had a small sales increase of $2.7 million in the second half of the year. Frankly, we were disappointed that we were not sales positive for the full year, but poor retail conditions for most of the year precluded that accomplishment. Our improved operating results over the past two years has resulted from a combination of higher gross margin, a reduction in operating expenses and a very substantial decrease in interest costs. Improved sourcing, optimal utilization of domestic manufacturing factories and elimination of duplicate back office functions have all contributed to the improvement, and we intend to continue to fine tune all of these areas in 2004."

         "The improving economy and stock market recovery in recent months are encouraging, although consumer spending for apparel in department store channels still remains sluggish. We are currently estimating that our fiscal 2004 revenues will increase in the low to mid single digits and that earnings should increase by 25% to 40%. These estimates exclude the impact of any future acquisitions," Mr. Patel concluded.

                                    --more--

         The full year gross margin rate in 2003 improved to 30.2% compared to 28.8% in 2002. The current year reflected proportionately higher men's sportswear and womenswear sales compared to tailored clothing product categories. Tailored clothing gross margins reflected excellent manufacturing utilization and increased off-shore sourcing. Gross margins last year were favorably impacted by lower inventory quantities valued under the LIFO method. Selling, general and administrative expenses of $148.8 million declined $1.4 million reflecting further headcount reductions during the year, partially offset by higher expenses associated with men's sportswear and women's product categories relative to tailored clothing. Earnings before interest and taxes ("EBIT") were $22.6 million in 2003 compared to $21.1 million in 2002. As previously reported, EBIT results for 2002 were favorably impacted by $4.5 million of litigation settlement proceeds, less $.4 million of restructuring charges.

         Interest expense for the full year declined significantly to $7.4 million in 2003 from $15.5 million in 2002, principally attributable to a lower effective interest rate resulting from the August 2002 refinancing and subsequent repayments of high-cost debt. Results for 2003 also included the $.8 million first quarter pre-tax refinancing charge associated with the January 2003 early retirement of the remaining 12.5% senior unsecured notes, representing the non-cash write-off of unamortized debt discount and financing fees; last year's results included $4.2 million of refinancing charges and write-offs associated with the August 2002 refinancing of the Company's senior credit facility and subsequent early retirement in November 2002 of a portion of the then outstanding 12.5% senior unsecured notes. At November 30, 2003, total debt of $104.4 million declined $19.0 million from $123.4 million at November 30, 2002. Further debt reduction from operating activities is anticipated during 2004.

         Fourth quarter revenues of $151.5 million in 2003 were slightly ahead of the fourth quarter of 2002. EBIT was $6.7 million compared to last year's $9.4 million; fourth quarter results for 2002 included favorable effects from the liquidation of inventory quantities valued under the LIFO inventory method carried at lower costs prevailing in prior years, as well as a favorable restructuring adjustment of $.5 million. The fourth quarter of 2002 also included $1.4 million of refinancing expense associated with the early retirement of senior unsecured notes, as discussed above. After consideration of interest, refinancing expense and income taxes, fourth quarter net earnings were $3.1 million or $.09 per share in 2003 compared to $3.0 million or $.08 per share in 2002.

         Hartmarx produces and markets business, casual and golf apparel under its own brands including Hart Schaffner & Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Barrie Pace and Hawksley & Wight. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Evan-Picone, Pierre Cardin, Perry Ellis, Andrea Jovine and KM by Krizia. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.


                                    --more--

         The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements as a result of certain factors, including those factors set forth in Hartmarx's filings with the Securities and Exchange Commission ("SEC"). The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the SEC for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.




                        -- Financial Summary Follows --

                                           HARTMARX CORPORATION
                                    --- UNAUDITED FINANCIAL SUMMARY --
                                (000's omitted, except per share amounts)

Statement of Earnings               Twelve Months Ended November 30,   Three Months Ended November 30,
                                         2003             2002              2003             2002
                                    ---------        ---------         ---------        ---------

Net sales                           $ 561,849        $ 570,300         $ 151,476        $ 151,093
Licensing and other income              1,898            2,723               366              971
                                    ---------        ---------         ---------        ---------
                                      563,747          573,023           151,842          152,064
                                    ---------        ---------         ---------        ---------

Cost of goods sold                    392,350          405,822           103,132          102,120
Selling, general & administrative
   expenses                           148,788          150,201            41,966           41,087
Restructuring charge                        -              366                 -             (504)
Settlement proceeds re:
   termination of systems project           -           (4,500)                -                -
                                    ---------        ---------         ---------        ---------
                                      541,138          551,889           145,098          142,703
                                    ---------        ---------         ---------        ---------
Earnings before interest and taxes     22,609           21,134             6,744            9,361
Interest expense                        7,429           15,509             1,889            3,081
Refinancing expense                       795            4,202                 -            1,401
                                    ---------        ---------         ---------        ---------
Earnings before taxes                  14,385            1,423             4,855            4,879
Tax provision                          (5,680)            (557)           (1,765)          (1,920)
                                    ---------        ---------         ---------        ---------
Net earnings                        $   8,705        $     866         $   3,090        $   2,959
                                    =========        =========         =========        =========

Earnings per share:
         Basic                          $ .26             $.02              $.09             $.08
         Diluted                        $ .25             $.02              $.09             $.08

Average shares: Basic                  34,063           33,577            34,283           34,248
                Diluted                34,456           33,662            35,187           34,333

                                                   * * *

                                                        November 30
                                              -----------------------------
Condensed Balance Sheet                          2003              2002
                                              -----------       -----------

Cash                                          $   2,964         $   6,854
Accounts receivable, net                        117,778           126,221
Inventories                                     124,010           115,175
Other current assets                             19,834            17,912
                                              ---------         ---------
                  Current Assets                264,586           266,162
Other assets, including goodwill                 31,023            30,317
Deferred taxes                                   53,572            61,722
Prepaid  and intangible pension asset            60,871            64,527
Net fixed assets                                 29,323            32,555
                                              ---------         ---------
                  Total                       $ 439,375          $455,283
                                              =========         =========

Accounts payable and accrued expenses         $  78,342           $83,875
Total debt                                      104,404           123,364
Minimum pension liability                        64,178            69,473
Shareholders' equity                            192,451           178,571
                                              ---------         ---------

                  Total                       $ 439,375          $455,283
                                              =========         =========

Book value per share                              $5.49             $5.21
                                                  =====             =====

In accordance with SFAS No. 145, financial results for 2002 reflect the reclassification of the extraordinary items associated with the refinancing of the Company's Senior Credit Facility and early retirement of senior unsecured notes to a separate line, "Refinancing Expense", in the Statement of
Earnings.

This information is preliminary and may be changed prior to filing Form 10-K. Accordingly, no investment decisions should be based solely on this data.